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                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                             FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934.


                             Commission File Number   333-8468
                                                    -------------
                   Golden Ocean Group Limited
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     (Exact name of registrant as specified in its charter)

      P.O. Box 265, Suite 6, Tower Hill House, Le Bordage,
            St. Peter Port, GY1 3QU Channel Islands,
                    Tel. 011-44-207-375-0868
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                (Address, including zip code, and
             telephone number, including area code,
          of registrant's principal executive offices)

              10% Senior Notes due August 31, 2001
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     (Title of each class of securities covered by this Form

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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     \  \      Rule 12h-3(b)(1)(i)     \  \
Rule 12g-4(a)(1)(ii)    \  \      Rule 12h-3(b)(1)(ii)    \  \
Rule 12g-4(a)(2)(i)     \  \      Rule 12h-3(b)(2)(i)     \ X \
Rule 12g-4(a)(2)(ii)    \  \      Rule 12h-3(b)(2)(ii)    \  \

    Approximate number of holders of record as of the
certification or notice date:    70
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    Pursuant to the requirements of the Securities Exchange Act of 1934 Golden Ocean Group Limited has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date  June 29, 2000            By  /s/ Alan Geoffrey Dickinson
      -----------------------      ------------------------------
                                   Name: Alan Geoffrey Dickinson
                                   Title: Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

SEC 2069 (3-99)    Potential persons who are to respond to the
                   collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.





























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